Exhibit 10.1

NOTE: Certain identified information has been excluded from this exhibit and replaced with [***] because it is both (i) not material and (ii) the type of information the Company treats as private or confidential.

Agreement for the Support of Investigator / Institution Initiated Research (IIR)

between

Bayer HealthCare Pharmaceuticals Inc.
100 Bayer Boulevard
Whippany, NJ 07981,
USA

– hereinafter referred to as “Bayer” –

and

Kairos Pharma Ltd.
2355 Westwood Blvd., #139
Los Angeles, CA 90064
USA

– hereinafter referred to as “SPONSOR”

The Parties agree as follows:

Article 1
Definitions

Annex D contains a list of defined terms, which, when used in this Agreement shall have the respective meaning set forth in Annex D.

Article 2

The Parties Primary Obligations

2.1	SPONSOR’s obligations

a)	SPONSOR shall on its own initiative and solely in its own name and responsibility as SPONSOR plan, initiate, manage, and finance the Study in accordance with the Protocol and Annex SoC. Any material change of the Protocol and/or Annex SoC shall require the prior written approval of Bayer.

b)	SPONSOR shall cause anyone involved in the Study to comply with the terms of this Agreement.

c)	SPONSOR shall provide to Bayer within six (6) months after the completion or termination of the Study (e.g. last subject, last visit) the Study Report and / or the manuscript in electronic form (SAS transport files or SDTM (Study Data Tabulation Model) file).

2.2	Bayer’s obligations

Bayer shall provide the Study Drug to SPONSOR solely for the Purpose and upon the terms listed in Annex IIRS (IIR Supply).

2.3	Subcontracting

Any subcontracting of the obligations set forth in this Agreement to a Third Party shall be subject, on a case-by-case basis to Bayer’s prior written approval.

Article 3
Covenants

3.1	Confidentiality

a)	For the term of this Agreement and for a period of 10 years thereafter, SPONSOR shall keep strictly confidential and agrees not to disclose to any Third Party, or use for any purpose other than the performance of this Agreement, any Confidential Information received from Bayer or its Affiliates without the prior written approval of Bayer. SPONSOR shall only disclose Confidential Information to its employees, students, advisors or Affiliates to the extent they need to know it to implement this Agreement, provided that the respective employee or Affiliate, in each case, is under substantially the same obligations as set forth in this Agreement.

b)	The confidentiality obligations shall not apply to the extent that SPONSOR or its Affiliates, employees, students or advisors are required to disclose Confidential Information under Applicable Laws or if required when obtaining Approvals; provided that SPONSOR shall give prior written notice thereof to Bayer and sufficient opportunity and collaboration to prevent or limit any such disclosure or to request confidential treatment thereof.

c)	Upon request by Bayer, SPONSOR shall either return, delete or destroy Confidential Information. However, this obligation shall not apply to one copy of the Confidential Information stored in a secure place for the sole purpose of evidence as well as copies of Confidential Information, which are required to be retained under Applicable Laws or copies which have been created by automatic backup systems, provided that the confidentiality obligations herein shall continue to apply.

d)	SPONSOR shall not reverse engineer, analyze or otherwise attempt to determine the identity, structure or composition of the Material received from Bayer.

e)	SPONSOR acknowledges that the Material may be investigative in nature and may not be fully characterized in terms of human/animal safety or environmental toxicity and agrees to take appropriate measures to protect humans who will work with or come in contact with said material as well as the environment. In addition, the receiving Party will inform the disclosing Party of any adverse effects which may be identified while working with the Material.

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3.2	Intellectual Property Rights

a)	SPONSOR shall be the exclusive owner of the Study Results. SPONSOR shall be responsible for obtaining and maintaining any Study Patent Rights for the Inventions until the end of the Option Period.

b)	In consideration for Bayer’s support of the Study, SPONSOR hereby grants to Bayer a non-exclusive, perpetual, irrevocable, sub-licensable, transferable, fully paid-up, royalty-free, worldwide right to access, transfer and use the Study Results for any purpose.

c)	If the use of the Study Results requires a license under Contract Partner’s Background IP, SPONSOR hereby grants to Bayer and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, sub-licensable, fully paid-up, royalty-free right to access, transfer and use, without limitation in any manner and in its discretion such Contract Partner’s Background IP for the use of the Study Results.

d)	SPONSOR hereby grants to Bayer the Option which may be exercised separately for (i) the Study Data, and/or (ii) the Inventions and/or Study Patent Rights.

e)	The Parties shall negotiate in good faith during the Negotiation Period on an exclusive basis the terms and conditions of a license agreement.

During the Negotiation Period, the Parties shall cooperate in order to ensure that the scope of rights covered by the Option meets the requirements of Bayer (including potential deadlines relating to patent applications) and agree on a reimbursement of reasonable external cost to obtain or maintain such scope incurred by SPONSOR.

f)	If SPONSOR does not wish to file a Study Patent Right in one or more countries, during the Option and/ or Negotiation Period, SPONSOR may assign all rights, title and interest in the Invention to Bayer for the respective countries.

g)	If SPONSOR wishes to abandon or assign to a Third Party a Study Patent Right, during the Option and / or Negotiation Period, it will first offer it in writing to Bayer. Bayer will then have the right to take over such patent if it confirms in writing within a period of three (3) months after receipt of a corresponding offer from SPONSOR that it wishes to continue to maintain such Study Patent Right at its own expense and in its own name. SPONSOR will then assign its ownership in such Study Patent Right to Bayer. The external costs for the registration of the assignment of rights to such patent will be borne by Bayer.

h)	During the Option/Negotiation period, SPONSOR retains the right to use the Study Results for internal research, educational and patient care purposes, subject to confidentiality and publication provisions.

i)	If Unauthorized Results are created, and Bayer does not agree to allow for an exception regarding such Unauthorized Results, SPONSOR hereby agrees to assign to Bayer, or otherwise ensure assignment to Bayer of, Unauthorized Results. If SPONSOR or any inventor is prohibited by law from assigning an Unauthorized Result to Bayer, SPONSOR will instead grant, or ensure that all inventors grant, to Bayer a fully paid-up, perpetual, worldwide, royalty-free, transferable exclusive license for all purposes, including full rights to sublicense, to each such Unauthorized Result.

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j)	With regard to individuals involved in the conduct of the Study, SPONSOR shall undertake all necessary actions to ensure notification and assignment of Inventions to SPONSOR.

3.3	Publication

a)	SPONSOR shall ensure that its employees, students, agents, representatives or other persons working for SPONSOR provide to Bayer a written manuscript of any proposed Publication at least 60 days prior to the intended submission of the manuscript or, if no submission is required, prior to the Publication in order to allow Bayer to review it. Bayer shall inform SPONSOR about its review result within 45 days after receipt of the manuscript.

b)	Bayer may recommend any changes to the Publication it reasonably believes are necessary for scientific purposes, or if the Publication includes Bayer’s Confidential Information. SPONSOR shall ensure that its employees, students, agents, representatives or other persons working for SPONSOR shall not disregard any scientifically substantiated recommendations.

c)	If the proposed Publication could in Bayer’s view have a negative effect on the ability to obtain patent protection for any Invention, Bayer may during the Option and / or Negotiation Period within 45 (forty-five) days after receipt of the written manuscript of the proposed Publication request an additional delay of up to 90 (ninety) days to allow a patent application to be filed.

d)	After a patent application has been filed on the Invention the Publication shall be delayed until the end of the priority year of the respective patent application unless Bayer consented to the Publication in writing before.

e)	Upon request by Bayer or if legally required, the Bayer contribution shall be acknowledged in any Publication.

f)	Parties are aware that Bayer or one of its Affiliates will publish any transfer of value made to any healthcare professional or healthcare organization relating to research and development on aggregated level.

3.4	Compliance with Applicable Laws

In connection with the implementation of this Agreement, the Parties shall comply with all Applicable Laws. The Parties shall inform each other if they become aware of violations of Applicable Laws in relation to the implementation of this Agreement. Bayer shall be entitled to evaluate the compliance of SPONSOR, either by assessment (online, paper questionnaire, etc.) or by an onsite audit.

3.5	Insurance

SPONSOR shall maintain insurance coverage as set forth in Annex I.

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3.6	Further Covenants

The Parties shall perform the further obligations set forth in Annex FC.

Article 4

Representations and Warranties

4.1	Representations and Warranties

SPONSOR represents and warrants that the Study will be performed free of any Defects. However, it is understood by the Parties that failure of the Study to provide positive research results shall not in itself constitute a breach of this Agreement on the part of SPONSOR or give rise to any claim for compensation on the part of Bayer.

4.2	Liability, Remedies

a)	In the event of a breach of any of the obligations, covenants or representations and warranties set forth in this Agreement, the Party not in breach shall first give the other Party the opportunity to remedy the breach within a reasonable period of time, provided the breach is capable of being cured and such opportunity is appropriate. The provisions on termination rights due to material breach under this Agreement shall remain unaffected.

b)	In case of a breach of major obligations, representations or warranties, if the breaching Party fails to cure such breach or no opportunity for remedy be feasible or appropriate, then the non-breaching Party shall be entitled to terminate this Agreement, and such termination is without prejudice to any other remedies that might be available to it in law or equity.

4.3	Limitations of Liability

a)	Notwithstanding anything provided for in this Agreement, a Party’s liability under this Agreement shall be limited to an amount of USD - United States of America, Dollars equal to 1,000.00 per calendar year during which the liability occurred.

b)	Nothing in this Agreement shall exclude or limit a Party’s liability (i) as a result of such Party’s willful misconduct or gross negligence, (ii) as a result of the death, an injury or damage to human health caused by such Party, (iii) Damages resulting from Third Party claims and damages caused by penalties, fines or other payments imposed by any Governmental Authority resulting from the other Party’s noncompliance with its obligations under this Agreement or (iii) for other matters, for which liability, under the Applicable Laws, cannot be lawfully excluded or limited.

4.4	Indemnification

a)	During and after the term of this Agreement, SPONSOR will defend, indemnify and hold harmless Bayer Indemnitees from and against any and all Loss resulting from (i) the gross negligence or willful misconduct by any Partner Indemnitee, (ii) a failure of any Partner Indemnitee to use the Study Drug in accordance with the Protocol or any instruction provided by Bayer; (iii) a breach of any Applicable Laws by any Partner Indemnitee; (iv) failure by any Partner Indemnitee to comply with material obligations under this Agreement and/or (v) the conduct of the of the Study, except in each case to the extent that such Loss is caused by (A) the gross negligence or willful misconduct of any Bayer Indemnitee, (B) a breach of any Applicable Laws by any Bayer Indemnitee; or (C) failure by any Bayer Indemnitee to comply with any of its material obligations under this Agreement.

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b)	During and after the term of this Agreement, Bayer will defend, indemnify and hold harmless Partner Indemnitees from and against any Loss caused by (A) a defect in the manufacture of the Study Drug, (B) Bayer’s use of the Study Report and Study Results, (C) the gross negligence or willful misconduct of any Bayer Indemnitee, (D) a breach of any Applicable Laws by any Bayer Indemnitee; or (E) failure by any Bayer Indemnitee to comply with any of its material obligations under this Agreement, except in each case to the extent that Partner is obliged to indemnify Bayer pursuant to Section a) above.

c)	In the event of any Loss subject to the obligations under Section a) or b) above (i) the Indemnitee must notify the Indemnitor in writing, promptly after receipt of actual notice of any such Loss, provided that any delay or failure of notice will not relieve Indemnitor of its responsibility except to the extent it was actually prejudiced thereby; (ii) Indemnitor will have the right to take sole control and authority with respect to the defence, litigation, compromise or settlement of such Loss, except to the extent that any settlement involves the separate payment from the Indemnitee, or requires the Indemnitee to admit liability or fault, in which case such settlement will require the prior written consent of Indemnitee (which consent will not be unreasonably delayed, conditioned or withheld); and (iii) Indemnitee will provide reasonable information, cooperation and assistance as required by Indemnitor (at Indemnitor’s expense). Indemnitee reserves the right to participate at its own cost in any proceedings with counsel of its own choosing, provided, however, that responsibility for the Loss will remain within the Indemnitor’s sole control and authority with respect to defending, litigating or settling the Loss.

4.5	Exclusive Remedies

Without prejudice to the termination rights set forth in this Agreement, the remedies set forth in this Agreement for breach of the obligations, covenants, representations and warranties are in lieu of all other remedies provided for under Applicable Laws and the Parties hereby disclaim all other representations and warranties.

Article 5

Term and Termination

5.1	Term

a)	This Agreement shall start upon signature and/or an equivalent local act under Applicable Laws by both Parties and unless earlier terminated as provided herein, shall expire upon completion of all obligations under this Agreement.

b)	In case any Governmental Authorization necessary for the conduct of the Study is finally rejected, this Agreement shall terminate automatically at the date of receipt of such final rejection. In the event a Governmental Authorization to conduct the Study is suspended or the Study is subject to a clinical halt, Bayer shall have the right to terminate this Agreement with immediate effect.

5.2	Ordinary termination rights

Bayer may terminate this Agreement upon a one month prior unilateral written notice to SPONSOR at any time without cause.

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5.3	Extraordinary termination rights

a)	Each Party may, without prejudice to any other right or remedy under this Agreement or Applicable Laws, terminate this Agreement with immediate effect by giving unilateral written notice, if the other Party has materially breached this Agreement and such breach has not been cured within 20 Business Days following written notice from the terminating Party or, if not capable of being cured within said 20 Business Days period, immediately. A material breach includes, but is not limited to, a significant breach of representations and warranties under this Agreement.

b)	Each Party may, without prejudice to any other right or remedy under this Agreement or Applicable Laws, terminate this Agreement by giving unilateral written notice in case of (i) the filing of a voluntary or involuntary petition in bankruptcy by or against the other Party or (ii) the liquidation of the other Party.

5.4	Force Majeure

Where a Party is unable, wholly or in part, by reason of a Force Majeure Event to carry out its obligations under this Agreement, the non-performing Party shall be exempt from liability for non-performance of its duties and obligations pursuant to this Agreement (excluding obligations to effect payments) due to such Force Majeure Event, provided that the non-performing Party notifies the other Party in writing within 5 Business Days of the existence of such Force Majeure Event. The other Party shall be entitled to take all appropriate steps to mitigate the effects of the Force Majeure Event. If, after 1 month following notification of the Force Majeure Event, such condition persists, the other Party may terminate this Agreement in whole or in part, to the extent affected by the Force Majeure Event. Otherwise, Bayer and SPONSOR shall agree upon a reasonable resumption of this Agreement.

5.5	Effect of Termination

a)	Upon expiration of this Agreement in ordinary course or pursuant to extraordinary termination rights above, SPONSOR shall wind down its activities under this Agreement in an orderly manner.

SPONSOR shall, destroy all remaining samples on its own costs, and document the destruction in the trial master file. On request, SPONSOR will send the certificate of destruction to Bayer:

All obligations of Bayer to provide financial support after effective termination shall end, and SPONSOR shall refund to Bayer any financial support which has not been used until the date of termination.

b)	Upon termination of this Agreement by Bayer pursuant to Art. 5.3 a) above Bayer’s rights to all Study Results shall not be affected. In all other events, Bayer’s rights to the Study Results shall be limited to the Study Results generated until the termination becomes effective.

c)	The termination or expiration of this Agreement shall not affect the obligations under this Agreement which by their very nature are intended to survive such termination or expiration.

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Article 6

Miscellaneous

6.1	Use of Affiliates

Unless stipulated otherwise in this Agreement, the use of Affiliates or such Affiliates’ right to exercise rights and perform obligations under this Agreement shall be subject to the other Party’s prior consent, which shall not be unreasonably withheld. Inter alia, regulatory requirements or specific confidentiality interests shall be considered reasonable to withhold such consent. In addition, in each case where an act or omission is required by a Party’s Affiliate pursuant to this Agreement, (i) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement and (ii) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.

6.2	Assignability

This Agreement or any rights or obligations under this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assignees. This Agreement or any rights or obligations under this Agreement may not be assigned in full or in part by either Party without the prior written consent of the other Party, which shall not unreasonably be withheld, and any purported assignment without such consent shall be void; provided that each Party may without such consent assign this Agreement or any rights or obligations under this Agreement, in full or in part (e.g., by a split of this Agreement, as appropriate) (i) to any Affiliate of such Party, or, (ii) as reasonable, to a successor or transferee, whether by merger, consolidation, purchase or otherwise, of the business or assets of a Party, or parts thereof, to which the subject matter of this agreement relates.

6.3	Severability

If a provision of this Agreement is found by any Governmental Authority to be wholly or partly illegal, invalid, void, voidable or unenforceable, it shall, to the extent of such illegality, invalidity, voidness, voidability or unenforceability be deemed severable and the remaining provisions shall continue in full force and effect.

6.4	Governing Law

This Agreement and all matters relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

6.5	Jurisdiction

The exclusive jurisdiction for any claim or matter, whether of a contractual or a non-contractual nature, arising under or in connection with this Agreement shall be finally settled by the state or federal courts located in the State of Delaware, USA.

6.6	Entire Agreement, Amendments

a)	This Agreement, including all Annexes hereto, contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements concerning the same subject matter. Any reference to standard terms and conditions by either of the Parties is considered void. This Agreement may only be modified in a writing executed by any authorized representative of each of the Parties.

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b)	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and of equal force and effect, but all of which taken together shall constitute one and the same instrument.

c)	A digital, PDF, e-mail or other electronic copy hereof shall suffice as an original Agreement.

BAYER HEALTHCARE PHARMACEUTICALS INC.		KAIROS PHARMA, LTD.

Name: Anneliese LaRose		Name: John Yu, M.D.
Function/Title: Executive Director		Function/Title: Chief Executive Officer
USMA Clinical Operations

Date:	7/16/2026	Date:	July 16, 2026

READ AND ACKNOWLEDGED:

PI, Neil Bhowmick, Ph.D.
Function/Title: Principal Investigator

Date: July 16, 2026

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Annex D

The following terms shall have the respective meanings set forth below:

SPONSOR shall mean Kairos Pharma Ltd., 2355 Westwood Blvd., Suite 139, Los Angeles, California, 90064 United States of America.

Bayer shall mean Bayer HealthCare Pharmaceuticals Inc., 100 Bayer Boulevard, Whippany, NJ 07981, United States of America.

Affiliate of a Party shall mean any individual, corporation or other business entity that, either directly or indirectly, controls such Party, is controlled by such Party, or is under common control with such Party. As used herein, “control” means the power to direct the decisions of an entity by possession of more than 50% of the voting rights in an entity, by contract, or otherwise.

Agreement shall mean this Agreement including its Annexes.

Applicable Laws shall mean all laws (including local labor laws), orders, statutes industry codes, regulations, ordinances, decrees, rules or other requirements with similar effect of any Governmental Authority and applicable to the Parties when implementing this Agreement.

This further includes, but is not limited to, all applicable federal, state and local laws, regulations and industry codes applicable to this Agreement, including, without limitation, laws related to fraud, abuse, privacy, discrimination, disabilities, samples, confidentiality, false claims and prohibition of kickbacks. Without limiting the generality of the foregoing, each party to this Agreement certifies that such party shall not violate the U.S. Anti-Kickback Statute (42 U.S.C § 1320a-7b(b)) with respect to the performance of this Agreement. BAYER´s U.S. compliance program and Anti-Kickback Statute Policies and Procedures are available at http://www.bayer.us/en/resource-hub/.

Bayer Indemnitees shall mean Bayer, its Affiliates, and their respective directors, officers, employees, agents, successors and assigns.

Business Day shall mean a day on which banks are generally open for business at the corporate seat of one of the Parties.

Confidential Information shall mean:

with respect to Bayer’s Confidential Information, the content of this Agreement, the Material disclosed by Bayer or its Affiliates to SPONSOR during the term of this Agreement, and with respect to the content of this Agreement, the Study Results, and any information disclosed by SPONSOR or its Affiliates to Bayer during the term of this Agreement.

Confidential Information shall not include information or material that (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving Party or any its Affiliates; or (ii) was or becomes available to the receiving Party or any of its Affiliates on a non-confidential basis from a source other than the disclosing Party or its Affiliates; provided that such source was under no duty to maintain confidentiality to the disclosing Party or its Affiliates; or (iii) was known to the receiving Party before the date of its disclosure to the receiving Party by the disclosing Party; or (iv) was or is developed independently by the receiving Party or any of its Affiliates without using Confidential Information.

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Contract Partner’s Background IP shall mean any data, know-how, inventions and intellectual property rights owned or controlled by SPONSOR on the effective date of this Agreement or generated thereafter outside of the course of performance of the Study.

Damages shall mean actual losses, liabilities, damages, claims (including Third Party claims) and expenses actually incurred by a Party or its Affiliates as a consequence of a breach of any obligation, covenant or representation and warranty under this Agreement by the other Party if and to the extent these are typically comprised by the purpose and intent of the respective contractual provision that has been breached. Other than for breach of confidentiality obligations, this excludes any consequential, indirect, exemplary and special damages or lost profits.

Defect shall mean with respect to the Study any event in which the performance of the Study or the documentation of Study Results does not comply with the terms and conditions of the Agreement, the Protocol, applicable professional standards or Applicable Laws.

Force Majeure Event shall mean an act, event or cause beyond that Party’s reasonable control (including but not limited to, fire, strikes not related to decisions, acts or omissions of the Party, flood, earthquake, explosion, epidemic, riot, civil commotion, act of God, war or war like hostilities or threat of war, terrorist activities) and not resulting in any way from its negligence or willful misconduct.

Governmental Authority shall mean any entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to governments (including courts), and any multinational organization or body (including the European Commission).

HCx shall mean:

healthcare organization, i.e. an organization that is typically comprised of healthcare professionals and/or provides healthcare to human or animal patients and/or conducts healthcare research, and/or healthcare professional, i.e. any member of the medical, dental, veterinary, pharmacy or nursing professions or any other person who in the course of his or her professional activities may prescribe, recommend, purchase, supply, administer or provide information about any Bayer Product, and/or

U.S. Source of Sales or Referrals, i.e. anybody who can refer, recommend or arrange for ordering, prescribing or purchasing Bayer-U.S. Products, for example, a U.S. patient organization. Bayer-U.S. Products are all Bayer pharmaceutical products and devices, which are sold in the USA and reimbursed by U.S. federal healthcare programs.

Invention shall mean any potential invention according to applicable patent law that has been generated in the course of the performance of the Study.

Indemnitee shall mean the Party seeking to recover in the event of any Loss.

Indemnitor shall mean the Party responsible to compensate the Indemnitee in the event of any Loss.

Loss shall mean any liabilities, claims, suits, damages, costs and expenses, including reasonable legal fees, from a third party.

Material shall mean any material provided by Bayer to SPONSOR under this Agreement and any derivatives, parts or progeny thereof, including the Study Drug as applicable.

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Negotiation Period shall mean a period of 12 months after exercise of an Option.

Option shall mean the exclusive option to obtain an exclusive, perpetual, irrevocable, sub-licensable, transferable, worldwide license to use (i) the Study Data and/or (ii) the Study Patent Rights.

Option Period shall mean a period of three months after receipt of the Study Report.

Partner Indemnitees shall mean SPONSOR and its directors, officers, employees, agents, successors and assigns.

Party shall mean either Bayer or SPONSOR, and Parties shall mean both of Bayer and SPONSOR.

Purpose shall mean the conduct of the Study as described in the Protocol, including the use of the Study Drug by SPONSOR exclusively for the Study.

Protocol shall mean the document describing the objectives, design, methodology, and organization of the relevant Study, as set forth in Annex SP, including all its subsequent amendments (if any).

Material Protocol Amendment shall mean any amendment to the Protocol with respect to the dosing, administration or safety of the Study Drug, patient eligibility criteria or priority or secondary endpoints.

Publication shall mean any publication or oral presentation relating to the Study or the Study Results, including but not limited to theses, patent applications and publicly available databases, and any manuscript.

Study shall mean the “Enhancing radium-223 activity in models of prostate cancer bone metastasis with carotuximab,” study No. IIR-US-00385 as described more particularly in the Protocol.

Study Data shall mean data developed, obtained or collected in connection with the Study including, but not limited to safety reports, case report forms and other Study-related documentation, randomization schemes and codes, statistical methods, laboratory standardization methods, quality assurance procedures and subject information.

Study Drug shall mean Radium, also referred to as Bayer Compound.

Study Know How means all intellectual property (other than Study Patent Rights) relating to the Study Drug and generated in the performance of the Study, including, but not limited to Study Data, all proprietary and confidential commercial, technical, scientific and other information, Inventions (whether patentable or not), trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs and specifications, in all cases whether in written, electronic or any other tangible or non-tangible form, including information related to materials, samples, assays, compounds, compositions or formulations, including any report and documentation provided by SPONSOR to Bayer under this Agreement.

Study Patent Rights means all national, regional and international patents and patent applications filed in any country of the world including provisional patent applications that are based on any Invention which relates to the Study Drug (including methods of selecting patients and uses in combination with other products or agents).

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Study Results shall mean (i) the Study Report, (ii) the Study Know How, (iii) the Study Data, (iv) Inventions and (v) the Study Patent Rights.

Study Report shall mean the final analysis, interpretation and conclusions about the Study and the Study Data.

Unauthorized Results shall mean results obtained from any research which uses the Study Drug but has not been authorized by Bayer.

Third Party shall mean any person or legal entity that is neither a Party nor an Affiliate.

VAT shall mean value added tax on goods and/or services in terms of the applicable tax law.

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Annex FC

Further Covenants

For this Annex, the following additional definitions shall apply:

Ethical Standards shall mean the ethical principles that are based on the Declaration of Helsinki, the ICH Harmonized Tripartite Guideline for Good Clinical Practice, as replaced by Regulation (EU) No. 536/2014, if Study are performed in the EU, the United States Food, Drug and Cosmetic Act, as amended, and any and all rules and regulations promulgated thereunder, Title 21 Code of Federal Regulations Parts 50, 54, 56, 312 and 314 and similar standards, guidelines (including good clinical practice (GLP) guidelines for the conduct of clinical studies in humans), and regulations promulgated or otherwise required by a Governmental Authority.

It includes high standards of animal care, at least compliance with all applicable laws, rules and regulations for animal welfare in pharmacological testing.

Approvals shall mean approvals by institutional review board (IRB) or independent ethic committees approving a Study, as applicable, and/or any other authorizations required for the performance of the Study.

1.1	Approval of the Study

SPONSOR covenants that it has obtained or will obtain all Approvals at SPONSOR and Third Parties sites, and that the Study is subject to continuing oversight by the responsible Approval authorities, if applicable. SPONSOR will notify Bayer promptly of any withdrawal or suspension of any Approval.

SPONSOR covenants that it holds a valid accreditation of the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC).

1.1	Registration of the Study

SPONSOR shall register the Study with the relevant public databases as required under Applicable Laws.

1.1	Performance of the Study

SPONSOR shall perform the Study in accordance with:

a)	all Ethical Standards,

b)	the Protocol,

c)	any and all instructions and documents regarding the Study Drug provided by Bayer to SPONSOR.

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1.1	Debarment

SPONSOR shall not use in any capacity the services of anyone debarred, disqualified, blacklisted or banned or under investigations or threat of investigations by any regulatory authority for debarment, disqualification, blacklisting or any similar regulatory action in any jurisdiction anywhere in the world. Furthermore, SPONSOR represents and warrants that neither SPONSOR nor its employees, agents, representatives or subcontractors involved in the performance of the Study have been debarred, disqualified, blacklisted or banned by any regulatory authority, nor that they are currently to the best of its knowledge, the subject of such a debarment, disqualification, blacklisting or banning proceeding. During the term of this Agreement, SPONSOR shall promptly notify Bayer should SPONSOR or any of its employees, agents, representatives or subcontractors involved in the performance of the Study become subject of such debarment, disqualification, blacklisting or banning proceeding.

1.1	Purpose / Limitation of Scope

The Parties declare that this Agreement is not used to induce or influence SPONSOR to prescribe, recommend, refer or use any Bayer product or to reward SPONSOR for prescribing, recommending, using or referring any Bayer product.

1.1	Subcontracting

SPONSOR shall in case of subcontracting ensure that prior to beginning the subcontracted activities, any of the approved subcontractors have entered into an agreement or are otherwise bound to comply with all provisions of this Agreement applicable to the subcontracted SPONSOR activities. SPONSOR shall be solely responsible for the supervision and direction of its approved subcontractors and shall be solely liable for their performance in compliance with this Agreement. SPONSOR shall ensure that Bayer or a Third Party contracted by Bayer may audit such subcontractors onsite or via a remote audit.

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Annex SoC

Scope of Cooperation

1.1	Contact persons at SPONSOR

Contact person for any questions of Bayer regarding the conduct of the Study is Neil Bhowmick at neil.bhowmick@csmc.edu. SPONSOR will use all reasonable efforts to provide Bayer with no less than four weeks written notice of any intention to exchange such persons.

1.2	Contact persons at Bayer

Contact person for any questions of SPONSOR regarding the support of the Study is elisa.halbert@bayer.com. Bayer will use all reasonable efforts to provide Bayer with no less than four weeks written notice of any intention to exchange such persons.

1.3	Principal Investigator

SPONSOR hereby nominates as Principal Investigator its employee:

Name: Neil Bhowmick, PhD

Function: Chief Scientific Officer of SPONSOR

SPONSOR shall obtain the prior written approval of Bayer prior to any replacement of the Principal Investigator.

1.4	SPONSOR tasks

a)	The SPONSOR tasks include the following:

Registration of the Study, if applicable;

Administration of Study documentation;

Safety review, if applicable.

a)	SPONSOR shall retain all records and items relating to the Study for the period required by Applicable Laws.

1.1	Reporting obligations

a)	SPONSOR shall provide to Bayer when available progress reports, issues, positive or negative, and safety reports.

b)	SPONSOR shall provide to Bayer the information within two (2) weeks of knowledge / receipt on any significant planned changes to the design and conduct of the Study, including Material Protocol Amendments.

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Annex IIRs

IIR Supply

Attachment to the Agreement on the Support of Investigator / Institution-Initiated Research (IIR) COMMERCIAL Supply Agreement (for individual country approved presentation*)
WHEREAS Bayer HealthCare Pharmaceuticals Inc. (hereinafter referred to as “BAYER”) and Kairos Pharma Ltd. (hereinafter referred to as “INVESTIGATOR”) have entered into an Agreement for the Support of Investigator / Institution Initiated Research (IIR) re. the below mentioned Study. The parties wish to agree on the details of clinical drug supply under the Agreement as follows:
Study no. (Impact), Study Phase and Title:	IR-US-00385, Preclinical Enhancing radium-223 activity in models of prostate cancer bone metastasis with cetuximab
Participating Countries:	United States
The INVESTIGATOR needs to ensure that the provided drug / drug amount is only used for the trial and countries agreed and listed in this Commercial Supply Agreement.
Material Name:	XOFIGO® (radium RA 223 dichloride)
Material/Article Number:
Storage Instruction:	Storage of XOFIGO should be in accordance with the US Nuclear Regulatory Commission regulations on radioactive materials. Store at room temperature, below 40ºC. Store XOFIGO in the original container or equivalent radiation shielding.
Special Handling Instructions:

XOFIGO (radium Ra 223 dichloride, an alpha particle-emitting pharmaceutical) should be received, used and administered only by persons authorized to handle radiopharmaceuticals in designated clinical settings. The receipt, storage, use, transfer and disposal of XOFIGO are subject to the regulations and/or appropriate licenses of the competent official organization.

XOFIGO should be handled by the user in a manner which satisfies both radiation safety and pharmaceutical quality requirements. Appropriate aseptic precautions should be taken. The gamma radiation associated with the decay of radium-223 and its daughters allows for the radioactivity measurement of XOFIGO and the detection of contamination with standard instruments.

The administration of XOFIGO is associated with potential risks for other persons (e.g. medical staff, care givers and patient’s household members) from radiation or contamination from body fluids such as spills of urine, feces and vomit. Therefore, radiation protection precautions must be taken in accordance with national and local regulations. Although radium-223 is predominantly an alpha emitter, gamma and beta radiation is associated with the decay of radium-223 and its radioactive daughter isotopes. The external radiation exposure associated with handling of patient doses is considerably lower in comparison to other radiopharmaceuticals for therapeutic purposes as the administered radioactivity will usually be below 8 MBq (216 microcurie). However, in keeping with the ALARA (“As Low As Reasonably Achievable”) principle, for minimization of radiation exposure, it is recommended to minimize the time spent in radiation areas, to maximize the distance to radiation sources, and to use adequate shielding.

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The INVESTIGATOR will document the destruction in the Trial Master File. The INVESTIGATOR will send confirmation of destruction to BAYER. Any unused product or materials used in connection with the preparation or administration of XOFIGO are to be treated as radioactive waste and should be disposed of in accordance with local regulations.

For drug handling: Follow the normal working procedures for the handling of radiopharmaceuticals and use universal precautions for handling and administration such as gloves and barrier gowns when handling blood and bodily fluids to avoid contamination. In case of contact with skin or eyes, the affected area should be flushed immediately with water. In the event of spillage of XOFIGO, the local radiation safety officer should be contacted immediately to initiate the necessary measurements and required procedures to decontaminate the area.

Site Set-up:

INVESTIGATOR represents and warrants to BAYER that all permissions necessary for the use of the STUDY DRUG in the STUDY and for the conduct of the STUDY (including all any authorizations, approvals, licenses, permits, consents, quotas, registrations and filings by or with relevant regulatory authority(ies) required for the use of the STUDY DRUG in the STUDY and for the conduct of the STUDY in accordance with the applicable regulatory requirements) have been issued.

INVESTIGATOR shall promptly inform BAYER of any changes in such permissions.

Facilities must hold a [***]or their state’s [***]. To the extent any such documentation expires or is revoked during the conduct of the STUDY, the site shall submit then current documentation to BAYER; and BAYER will provide all necessary material regarding the handling of the study drug to the sponsor, if requested by the INVESTIGATOR.

INVESTIGATOR shall ensure all applicable staff/sites are trained with regard to applicable [***]laws [***]

Additional Material:
Distribution instruction (incl. allowed excursions):	N/A
Additional information:	[***]It is the INVESTIGATOR’s responsibility to label the product according to respective country’s clinical trial regulations.
Amount of product to be supplied / Re-supplies, if applicable:	[***]
Regulatory reference:	XOFIGO® (radium RA 223 dichloride)

The INVESTIGATOR shall perform any required modification, of the Study Drug e.g. labeling operations, if needed under his own responsibility, in strict compliance with the rules and regulations as well as Good Practice in force.

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The INVESTIGATOR shall be responsible for the release of the Study Drug after labeling have been performed. The INVESTIGATOR is responsible for fulfilling all regulatory requirements for clinical trial initiation prior to final drug release.

The Study Drug will be supplied to the shipment address confirmed below by the INVESTIGATOR (e.g. the Principal INVESTIGATOR, contracted third party etc.).

Prior to initiating first shipment of study medication to an INVESTIGATOR clinical site or its contacted third party the IIR Responsible must ensure that local approval requirements have been met, e.g. the Regulatory Green Light is available.

Complaint / Recall contacts BAYER and INVESTIGATOR:	Please use the following mail address: PTC-IMP@bayer.com (Bayer AG, Dr. Anja Andresen, Müllerstr. 178, 13353 Berlin, Germany) Investigator: Neil Bhowmick, PhD

BAYER can at its sole discretion initiate Recall and notify INVESTIGATOR of the details regarding such Recall. The Parties will assist each other in investigating any such situation and all regulatory contacts that are made. All activities concerning seizure or Recall will be jointly coordinated by the Parties, with BAYER serving as the primary point of contact for communications involving Regulatory Authorities. INVESTIGATOR shall provide BAYER with copies of all communications submitted to and received from any governmental entity, and copies of all other documents, records or data in connection with any such seizure or Recall.

The complaint handling of the study medication is the responsibility of the INVESTIGATOR. INVESTIGATOR shall forward to BAYER without undue delay product technical complaints with regarding the finished product. if INVESTIGATOR receives product complaints, keep samples for further investigation.

INVESTIGATOR shall ensure document traceability for all GMP and, where applicable, GDP relevant activities related to any of the product supply and manufacturing steps.

INVESTIGATOR ensures, that batch tracking of manufactured and distributed Study Drug is possible in case of emergencies within 24 h and answer respective requests within the same time frame to BAYER´s complaint / recall contacts.

Recipient Address (Pharmacy / contact at INVESTIGATOR site):

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Annex I
Insurance

During the term of this Agreement, and any renewals thereof, SPONSOR represents and warrants to Bayer that it has insurance coverage sufficient to secure the performance of its obligations hereunder including comprehensive general liability. Bayer may request evidence confirming such insurance prior to execution of this Agreement.

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Annex PV Pre-Clinical

SPONSOR shall forward without undue delay, at the latest within three (3) calendar days via email to the Bayer contact person specified in this Agreement and Bayer Pharmacovigilance department (e-mail: PV.TAG.Coordination@bayer.com) any unexpected information/finding, which indicates or permits to deduce a (potential) serious health hazard associated with the Material (includes Bayer Compound if applicable) and which (as a consequence) may have an impact on the benefit/risk profile of the Material (includes Bayer Compound if applicable) or the related product. SPONSOR commits to promptly respond to any query and request for documentation from Bayer regarding any such information/finding. However, this obligation shall only apply if the Material (includes Bayer Compound if applicable) is in clinical or therapeutic use. Bayer shall inform SPONSOR whether the Material (includes Bayer Compound if applicable) is applied to humans.

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Annex SP

Rationale

Radiation resistance arises from both cancer cell autonomous and tumor microenvironment determinants. Radium-223 dichloride (Xofigo) is a first-in-class, bone-targeting radiopharmaceutical approved for the treatment of metastatic castration-resistant prostate cancer with symptomatic bone metastases. We previously reported mitochondrial-dependent energy production as a survival mechanism in irradiated prostate cacner (PCa) epithelia. We have shown that targeting BMP/CD105 signaling with ENV105 can sensitize PCa to radiotherapy by disrupting stromal-epithelial interaction. Multiple past trials as well as those on- going (NCT05401110 and NCT05534646) support the safety of ENV105 in cancer patients. Our data demonstrated that irradiation intensified stromal-epithelial interactions by promoting epithelial BMP ligand secretion and simultaneously increasing cell surface CD105 in fibroblasts. This radiation-induced phenotype amplified fibroblastic CD105 signaling in a paracrine manner promoting mitochondrial ketone metabolism. We propose that radiation-induced damage to mitochondria, DNA, and other organelles creates a context in which ENV105 becomes effective in the combination therapy setting. There is an elevation of CD105 expression in carcinoma associated fibroblasts and PCa cells, compared to normal tissues, that is further elevated by radiation therapy. The CD105 signaling in PCa cells themselves contributes to SIRT1-mediated mitochondrial biogenesis, a known mechanism for radiation resistance. The result of systemically blocking the BMP/CD105 axis by ENV105 resulted in persistent DNA double stranded breaks and reduced tumor size compared to radiation therapy alone.

Goals / Objectives

[***]

Study design/ Experimental

[***][***]

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[***]

Statistical & Analytical Plan and Methodology

[***]

Planned Study Timelines:

[***]

Start of experiment(s) date: June 15, 2026

End of experiment(s) date: Dec 20, 2026

Report date - Jan 10, 2027

Planned publication /presentation date – March 1, 2027

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